EXHIBIT 10.17

April 1, 1997


Mr. Richard W. Sevcik


Dear Rich,

We are pleased to offer you a position with Xilinx, Inc. as Sr. Vice President and Executive Officer reporting to me. The salary for this position will be $29,167.00 per month (subject to annual focal review). You will receive a hire-on bonus of $150,000.00, less all applicable withholding and deductions, of which $75,000.00 will be paid with your first regular paycheck and the remaining $75,000.00 will be paid on April 1, 1998. Should you voluntarily resign your employment with Xilinx, Inc. for any reason within one year after the receipt of either check, you agree to return to Xilinx, Inc. a pro-rated portion of this bonus.

Your Management Incentive Bonus will be targeted at 50% of your base pay and will be based on meeting performance goals set by the Board of Directors. The first two Fiscal Year 1998 quarters will be guaranteed (April - September
1997).

In addition, you will be offered a nonstatutory stock option to acquire 300,000 shares of common stock of Xilinx at a price per share equivalent to the fair market value on the date of grant, which will be the same date as your date of hire. These options will vest at the rate of 25% at the completion of one year and 2.08% monthly for the remaining three
(3) years, and vesting will start from the date of grant.

As an additional company paid benefit, Xilinx will provide you a three (3) million dollar Term Life Insurance Policy for a period of two (2) years following your commencement of employment with beneficiaries to be designated at your sole discretion.

Other benefits include, but are not limited to, four weeks' paid vacation from date of hire, group medical and dental insurance for you and your dependent(s) and Company paid life and long-term disability insurance for you.

In the event of a change in control due to the sale or merger of the Company within a two (2) year time period from your date of hire, and you are terminated by the Company without cause within one year of the change in control, you will be eligible for one year's base pay, one year's target bonus, one year's medical and dental insurance and one year of unvested stock options will be vested. Medical and dental coverage will be provided by the Company making premium payments pursuant to COBRA for 12 months. All other benefits including Company paid life insurance will terminate as of the date of your termination.

A "change in control" of the Company shall be deemed to have occurred if:

    (a) any person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

    (b) there occurs a merger or consolidation of the Company with any other corporation, other than 1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity acquires more than 50% or more of the combined voting power of the Company's then outstanding securities; or

    (c) the Company sells or disposes of all or substantially all of the Company's assets.

Your employment with Xilinx is for no specific period of time. In the event your employment with Xilinx is terminated for any reason by Xilinx other than for cause within the first two years of employment by the Company, you will be eligible for the following:
    (i.)   one year's base pay
    (ii.)  one year's target bonus
    (iii.) one year's medical and dental insurance provided by the Company making premium payments pursuant to COBRA for 12 months
    (iv.) if your termination occurs prior to the first year anniversary of your employment, the Company will vest an additional 75,000 shares of your new hire stock options
    (v.) if your termination occurs after the first anniversary of your employment, and prior to two years, the Company will vest any unvested shares of your new hire stock options that would have vested had you remained an employee for two full years from the commencement of your employment.

In the event you are terminated for cause or leave the Company voluntarily, you will not be eligible for any severance payments. For purposes of this offer, a termination for "cause" will be any termination due to willful misconduct, or the commission of any act which materially, adversely affects the Company.

Should any dispute arise regarding this offer of employment, we agree that we will arbitrate that dispute under such rules and procedures as we may agree, or failing to agree, under the rules and procedures of The American Arbitration Association.

This employment offer is contingent on you executing the enclosed Proprietary Information and Inventions Agreement and providing Xilinx, Inc. with the legally required proof of your identity an authorization to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you will be terminated.

Further, we have agreed that the terms and conditions contained in this letter, when accepted by you, will supersede and control any other terms or conditions of your employment.

Rich, if you accept our offer, please acknowledge so by signing and dating the enclosed copy of this letter and returning it to us as soon as possible.

We look forward to your joining Xilinx, Inc.

Sincerely,


/s/ Willem P. Roelandts
--------------------------
    Willem P. Roelandts
    CEO and President



ACCEPTED:
DATE:


/s/ Richard W. Sevcik                          April 10, 1997
------------------------                     -------------------
Richard W. Sevcik

Date of Hire: April 10, 1997
             ----------------